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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G
                                 ------------

                   Under the Securities Exchange Act of 1934

                          (Amendment No.   1     )*
                                        ---------

                            EQK REALTY INVESTORS I
                         ----------------------------
                               (Name of Issuer)

                                 COMMON STOCK
                       --------------------------------
                        (Title of Class of Securities)

                                   268820107
                                 -------------
                                (CUSIP Number)

                                August 26, 1998
            --------------------------------------------------------
            (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         |_|      Rule 13d-1(b)

         |X|      Rule 13d-1(c)

         |_|      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO. 268820107

------------------------------------------------------------------------------
         1.       Names of Reporting Persons: Summit Venture, L.P.
                  I.R.S. Identification Nos. of above persons:

                  86-0774064
                  ----------------------------------

         2.       Check the Appropriate Box if a Member of a Group
(See Instructions)

                  (a)
                     ---------------------------------------------------------

                  (b)
                     ---------------------------------------------------------

------------------------------------------------------------------------------

         3.       SEC Use Only
                              ------------------------------------------------

         4.       Citizenship or Place of Organization: Arizona
                                                        ----------------------

Number of                      5.  Sole Voting Power: 916,900
Shares Bene-                                          ---------------
ficially Owned
by Each                       6.  Shared Voting Power:      -0-
Reporting Person                                      ---------------
With:
                               7.  Sole Dispositive Power:   -0-
                                                          -----------

                               8.  Shared Dispositive Power: -0-
                                                            ---------
------------------------------------------------------------------------------

         9.       Aggregate Amount Beneficially Owned by Each
Reporting Person:           916,900
                            -------

         10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions):
                   -----------------------------------------------------------

         11.      Percent of Class Represented by Amount in Row (9):
                  9.52%
                  -----

         12.      Type of Reporting Person (See Instructions): PN
                                                               --
                                     - 2 -


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Item 1.

(a) Name of Issuer:    EQK Realty Investors I
                   -------------------------------

(b) Address of Issuer's Principal Executive Offices:  5775
                                                      ----
Peachtree Dunwoody Road, Atlanta, GA  30342
------------------------------------------------------

Item 2.

(a)  Name of Person Filing: Summit Venture, L.P.
                            ----------------------------------------

(b)      Address of Principal Business Office or, if none,
         Residence: 1717 Morten Ave., Suite 220,
                    ------------------------------------------------
         Phoenix, Arizona 85020
         -----------------------------------------------------------

(c)  Citizenship: Arizona
                  ----------------------

(d)  Title of Class of Securities:     Common Stock
                                  -----------------------

(e)  CUSIP Number:    268820107
                  -----------------

Item 3. Not applicable.
       -----------------

Item 4. Ownership

(a) Amount beneficially owned:    916,900 shares
                              ---------------------

(b) Percent of class:    9.52%
                     -------------

(c) Number of shares as to which the person has:

           (i) Sole power to vote or to direct the vote:

                     916,900 shares
               -------------------------

          (ii) Shared power to vote or to direct the vote: -0-
                                                          -----

         (iii) Sole power to dispose or to direct the
              disposition of:  -0-
                             -------

          (iv) Shared power to dispose or to direct the
              disposition of:  -0-
                             -------

Item 5.           Ownership of Five Percent or Less of a Class:

                           Not applicable.
                           --------------

Item 6. Ownership of More than Five Percent on Behalf of Another Person: Not applicable.
                                   ---------------

                                     - 3 -

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Item 7.           Identification and Classification of the
                  Subsidiary Which Acquired the Security Being
                  Reported on By the Parent Holding Company:

                  Not applicable.
                  --------------

Item 8.           Identification and Classification of Members of
                  the Group:  Not applicable.
                              --------------

Item 9.           Notice of Dissolution of Group:  Not applicable.
                                                   ---------------

Item 10.          Certification:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                               September 2, 1998
                                               --------------------------------
                                               Date

                                               /s/ BARRY ZEMEL
                                               --------------------------------
                                               Signature

                                               Barry Zemel, General Partner
                                               --------------------------------
                                               Name/Title

                                     - 4 -